Exhibit 99.2

COMMISSION NEWS Arizona Corporation Commission Public Information Office Heather Murphy, Public Information Officer Phone (602) 542-0844 FAX (602) 364-0925 e-mail hmurphy@azcc.gov
April 27, 2007
ACC Administrative Law Judge Issues APS Rate
 Recommendation
Commissioners can accept, amend, deny — date for vote TBD
PHOENIX — The Arizona Corporation Commission’s (ACC’s) Chief Adminstrative Law Judge, Lyn Farmer, today issued her recommendation on the APS rate case. Farmer presided over 29 days of hearing which began on October 10, 2006 and continued into December 2006. After an exhaustive review of all the testimony, transcripts and post-hearing briefs, Farmer drafted what is called a Recommended Opinion and Order.
The next step will be for the Commissioners to meet in an Open Meeting to discuss and vote on the judge’s recommendation. The Commissioners can accept, amend or deny the Recommended Opinion and Order. The Recommended Opinion and Order is posted on e-Docket. The Commission has not determined when the public discussions and deliberations will take place.
The parties will have until May 15, 2007 to file exceptions to judge’s recommendations.
The Recommended Opinion and Order is more than 150 pages long. There are numerous issues that came up during the proceedings. Those issues are addressed in the judge’s complete recommendation. The following question and answer document attempts to cover the broad financial issues of interest to the public.
On November 4, 2005, Arizona Public Service Company (APS) filed an application with the Arizona Corporation Commission (ACC) for a rate increase.
1200 WEST WASHINGTON; PHOENIX, ARIZONA 85007-2996 / 400 WEST CONGRESS STREET; TUCSON, ARIZONA 85701-1347
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On November 9, 2005, the ACC opened a docket to investigate the outages at Palo Verde Nuclear Power Generating Station (Palo Verde) during 2005. Another docket was opened to audit APS’ fuel and purchased power practices and costs. The dockets were eventually consolidated because the issues are interrelated.
What is the net effect if the Commissioners adopt the judge’s recommendation?
A typical summer bill for a residential customer on the E-12 rate using 800 kWh in the summer would increase approximately 5.62 percent, or $5.15 over what that customer is paying today. This winter bill for the same 800 kWh would show an increase of approximately 3.44 percent, or $2.67 over what that customer is paying today. Customers have a number of rate options to choose from. As such, individual customer experience will vary.1
What formed the basis for the rate case?
APS’ rate case is based upon a test year ending September 30, 2005. The parties participating in the case audited the company’s financials, making various adjustments to expenses and revenues that would be used to calculate the final rates. The numbers break down as follows:
•	APS requested an increase in revenues of $425,847,000[2], or 16.73 percent over test year adjusted revenues of $2,545,020,000, for a total revenue requirement of $2,970,867,000.

•	ACC Staff testimony supported an increase of $188,265,000 or 7.27 percent, over adjusted test year revenues of $2,591,008,000 for a total revenue requirement of $2,779,273,000.

•	RUCO recommended an increase of $212,163,000, or 6.16 percent,[3] over adjusted test year retail revenues of $3,445,400,000 for a total revenue requirement of $3,657,563,000.[4]
Based upon adjustments to APS’ filing, the judge found evidence to support an increase of $286,147,000; an increase of 11.06 percent over 2005 test year adjusted revenues of $2,587,363, for a total revenue requirement of $2,873,509,000. The 11.06 is not an increase over current revenues because current rates include revenues from the interim adjustor.
A percentage increase in revenue does not necessarily translate to an equal increase in rates. Individual customer bill impacts will vary.

[1]	Starting with the rates set in 2005, plus the interim rates granted in the May 2006 emergency rate case and the judge’s recommendation results in increases of 13.32 percent and for residential customers of approximately 13.6 percent. The “actual rate increase experienced” by customers is lower because they are already paying the interim emergency rates granted in May 2006.

[2]	$425,847,000 plus $4,542,000 for environmental improvement charge and $4,250,000 for environmental portfolio standard, for a total of $434,639,000.

[3]	3.5 percent incremental increase over current rates with interim adjustor.

[4]	RUCO’s test year revenue requirements are not comparable to Staff’s and APS’ due to differences in purchased power and fuel costs included in base rates.

How does the revenue increase differ from the customer’s actual rates?
The overall revenue increase forms the basis for all other calculations. First you must determine how much more revenue is necessary for the company to earn its fair rate of return and then the parties analyze how those costs should be divided among all the classes of ratepayers.
Rate case participants reached different conclusions on the overall financial status of the company. What were the major parties’ recommendations on Fair Value Rate Base and what does the judge propose?
•	APS proposed a fair value rate base (FVRB) of $6,110,995,000.

•	Staff proposed a FVRB of $6,056,435,000.

•	RUCO proposed a FVRB $6,095,763,000.

•	The judge determines that APS’ FVRB is $6,057,554,000.
The judge’s Recommendation finds that APS’ adjusted test year revenues, operating expenses, and net operating income were $2,587,363,000; $2,395,397,000; and $191,966,000, respectively.
What does the judge recommend on the cost of equity issue?
The major parties recommended the following:

Party	Range	Recommendation
APS	11.00 - 12.00%	11.50%
Staff	9.50 - 10.75%	10.25%
RUCO	9.25 - 9.75%	9.25%
The judge recommends that the Commissioners consider the approving the cost of common equity at 10.75 percent.
What did the judge recommend for cost of capital and return on fair value rate base?
If adopted, the cost of capital would be 8.32 percent and the fair and reasonable rate of return on APS’ FVRB would be 6.05 percent.
APS proposed a number of “revenue enhancements.” How did the judge address this issue?
The recommendation does not adopt any of APS’ proposed “revenue enhancements.”
There was a lot of testimony about the timely recovery of power supply costs. What did the judge recommend on the Power Supply Adjustor (PSA) issues?
The cost of wholesale power fluctuates day by day and hour by hour. At some points during the year, utilities must pay more to buy power than what is captured in the rate formulas. Prior to and during the hearing, two major plans emerged for handling power costs that are not recovered in rates through a Power Supply Adjustor. The adjustor could work as a credit or discount on customer bills or as a surcharge, depending on the situation.
The judge determined that either of the PSA proposals would be appropriate, but adopted Staff’s proposed Prospective Power Supply Adjustor, finding that a prospective PSA would make the recovery of fuel and purchased power costs more timely. Timely recovery would improve the utility’s cash flow significantly, and it would also provide safeguards to customers to make sure that the costs recovered were prudent.
Several days of hearing centered on whether outages at Palo Verde could have been prevented. How is this issue resolved?
After research and testimony by staff and the parties, the judge finds that outages at the Palo Verde Nuclear Generating Station in August and October 2005 could have been avoided. The judge recommends disallowing recovery of almost $14 million of replacement power costs. It finds that the March 2005 outage was not the result of imprudence.
There will be a temporary surcharge to recover approximately $34 million in costs associated with the outages that were not found to be imprudent. This surcharge is factored into the earlier example showing this case’s projected impact on customer bills.
What about other issues surrounding the performance of the Palo Verde Nuclear plant?
Commission Staff and APS are directed to work together to prepare a detailed Nuclear Performance Standard, together with a Plan of Administration, that can be considered in a separate proceeding. Until a Plan of Administration is in place, APS must identify all replacement power costs, as well as the amount of reduced off-system sales and lost opportunity sales margins associated with each outage for all planned and unplanned outages. Within 60 days of the conclusion of the outage, APS would be required to file reports explaining the reasons for the outage and the associated costs.
Who else participated in this case?
More than 30 companies, associations and individuals were allowed to fully participate in the litigation of this case.
In addition to the ACC staff and APS, the Commission granted full participation to: the Residential Utility Consumer Officer (RUCO); the Arizona Cogeneration Association dba Distributed Energy Association of Arizona; Comverge, Inc.; UniSource Energy Services; Western Resource Advocates; Sun City Taxpayers Association, Inc.; the Arizona Utility Investors Association; The Kroger Company; Phelps Dodge Mining Company and Arizonans for Electric Choice and Competition; the City of Scottsdale; Arizona Water Company; the Federal Executive Agencies; the Arizona Competitive Power Alliance; Mesquite Power, LLC, Southwestern Power Group II, LLC and Bowie Power Station; George Bien-Willner dba Glendale & 27th Investments, LLC; Ruth Properties, LLC; Solicito Investments, LLC and Combined Commercial, LLC; the Arizona Solar Energy Industries Association, the Vote Solar Initiative, the Greater Tucson Coalition for Solar Energy and the Annan Group; the AzAg Group; the Southwestern Energy Efficiency Project; Southwest Gas Corporation; Interwest Energy Alliance; Tammie Woody and Jim Nelson, individuals; the Arizona Interfaith Coalition on Energy; the Jewish Community of Sedona; and AARP Arizona.
By the Numbers:
•	29 days of hearing

•	5,408 pages of transcripts contained in 29 volumes

•	APS presented 105 exhibits and testimony from 24 witnesses

•	ACC Staff presented 50 exhibits and 11 witnesses

•	RUCO presented 32 exhibits and 5 witnesses

•	Combined, the other parties presented 45 exhibits and 13 witnesses

•	726 pages of post-hearing briefs
Are the judge’s recommendations final?
No. The judge’s Recommended Opinion and Order is not final until voted on by the Commissioners. They can accept, amend or deny any provision of the judge’s recommendation.
What will the Commissioners do now that the recommendation is out?
The Commissioners will spend the next several weeks studying the judge’s recommendation, reviewing transcripts and testimony and preparing to make a final decision on the case. Parties and intervenors that take issue with the judge’s recommendation may file statements outlining their concerns by May 15, 2007. The Commissioners can propose changes to the Recommended Opinion and Order, deny it or accept it as written.
I don’t understand. If the Administrative Law Judge is on staff, isn’t she working under the direction of the Commissioners?
Staff does work under the direction of the Commissioners; however, where there are contested cases — cases with two or more opposing parties — the Commissioners have the role of final judges. Administrative Law Judges work in the Hearing Division of the Commission. Their role is to set procedural rules and deadlines, take evidence, preside over oral argument at the hearing and then make a recommendation to the Commissioners. The judge writes a Recommended Opinion and Order based on his or her reading of the evidence, testimony and his or her study of state laws and regulations.
The Commissioners and Administrative Law Judges are prohibited from speaking to any of the other parties or outside persons about the merits of the case while the case is pending. There are barriers — rules of conduct — to prevent cases from being decided before all the facts are gathered and a 360-degree review of the case is complete.
Can I talk to the Administrative Law Judge or the Commissioners about this case?
No, not at this time. The judge’s Recommended Opinion and Order stands on its own merit and she will not entertain calls or inquiries about specific aspects of the recommendation. Because the Commissioners have to act as judges in this case, they will not comment on the substance or merits of the Recommended Opinion and Order until all five Commissioners can meet in a public open meeting to discuss the case.
When will the Commissioners meet to decide this case?
The Commission staff will be working over the next several weeks to find a date and time when all five Commissioners and the parties can meet. The official notice of the meeting will be posted there as soon as the schedule is finalized.
How can I learn more about this case?

For more information about is case or the steps leading up to the release of this Recommended Opinion and Order, use the Commission’s online e-Docket system. The docket number assigned to this case is: E-01345A-05-0816.
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